
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832095
<NAME> KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               MAR-31-1997
<CASH>                                       6,006,137
<SECURITIES>                               170,154,076<F1>
<RECEIVABLES>                                1,199,946
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             5,277,166<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             182,637,325
<CURRENT-LIABILITIES>                            5,663
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   182,461,907<F3>
<OTHER-SE>                                     169,755<F4>
<TOTAL-LIABILITY-AND-EQUITY>               182,637,325
<SALES>                                              0
<TOTAL-REVENUES>                             4,213,501<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,255,063<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              2,958,438
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          2,958,438
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 2,958,438
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $153,478,463 and
Mortgage-Backed Securities ("MBS") of $16,675,613.
<F2>Includes prepaid acquisition fees and expenses of $12,669,881 net of accumulated amortization of $8,745,468 and prepaid participation servicing fees of $4,189,611 net of accumulated amortization of $2,836,858.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($267,919) and Limited Partners equity of $182,729,826.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $827,672 of amortization of prepaid fees and expenses.
<F7>Net income allocated $88,753 to the General Partners and $2,869,685 to the
Limited Partners. Average net income per Limited Partner interest is $.19 on 14,956,896 Limited Partner interests outstanding.

